Exhibit 10.19

BUSINESS LEASE

This Lease is made on 6/11/15 (date), between Bill & Bonnie Holland (the “Lessor”) and Grow Generation Pueblo Corp, (the “Lessee”).

In consideration of the payment of the rent and the performance of the covenants and agreements by the Lessee set forth below, the Lessor does hereby lease to the Lessee the following described property situate in the County of Jefferson, in the State of Colorado, the street address of which is 26591 Main Street, Conifer, CO 80433.

TO HAVE AND TO HOLD the same with all the appurtenances unto the said Lessee from June 11, 2015 or date of actual possession (date), and until April 30, 2019 (date), First month’s rent to be pro-rated to actual possession time for June. Rental rate is $ 2,400.00 per month from July 1, 2015 through April 30, 2017 and $ 2,500 per month from May 1, 2017 through April 30, 2019. This is a total amount of $112,800, plus June pro-rated amount. Rent is due and payable on the first of each month during the term of this lease at the office of the Lessor at 23286 Valley High Rd., Morrison, CO 80465, without notice.

The Lessee, in consideration of the leasing of the premises agrees as follows:

1.	To pay the rent for the premises above-described.

2.	To pay to the Lessor those items listed below, or the Lessee’s proportional share thereof,

which for the purposes of this lease is deemed to be 100%, which amount shall be considered as additional rent, and shall be due on the presentation of the appropriate bill to the Lessee:

(a) All increased taxes, or insurance which are assessed during the term of this Lease. (Tax bills are paid by owner directly, only the increased amounts will be assessed as additional rent).

(b) All premiums for fire and extended coverage insurance, property damage, and liability insurance in such amounts as the Lessor may reasonably require. Lessor shall be named as additional insured. Lessee to obtain & pay for their own insurance & give certificate.

(c) All costs and expenses of minor maintenance of the building, including land surrounding the building. The yard maintenance, parking lot and gutter cleaning are the main outdoor items, along with snow clearing of walkways and parking lot. Light ballasts and bulbs, and cleaning of the interior are the main indoor items. Tenant to keep plumbing unclogged, and change water filter monthly.

3.	To keep the improvements upon the premises, including plumbing, wiring, glass and parking lot in good repair, ail at Lessee’s expense, and at the expiration of this lease to surrender the premises in as good a condition as when the Lessee entered the premises, loss by fire, inevitable accident, and ordinary wear excepted. To keep all sidewalks on and around the premises free and clear of ice and snow, and to keep the entire exterior premises free from all litter, dirt, debris and obstructions; to keep the premises in a clean and sanitary condition as required by the ordinances of the city and county in which the property is situate.

4.	To sublet no part of the premises, and not to assign the lease or any interest therein without the written consent of the Lessor.

Business Lease, Page 2

5.	To use the premises only as Gardening Supplies and related activities, and to use the premises for no purposes prohibited by the laws of the United States or the State of Colorado, or Jefferson County, or of the ordinances of the city or town in which said premises are located, and for no improper or questionable purposes whatsoever, and to neither permit nor suffer any disorderly conduct, noise or nuisance having a tendency to annoy or disturb any persons occupying adjacent premises.

6.	To neither hold nor attempt to hold the Lessor liable for any injury or damage, either proximate or remote, occurring through or caused by the repairs, alterations, injury or accident to the premises, or adjacent premises, or other parts of the above premises not herein demised, or by reason of the negligence or default of the owners or occupants thereof or any other person, nor to hold the Lessor liable for any injury or damage occasioned by the defective electric wiring, or the breakage or stoppage of plumbing or sewerage upon said premises or upon adjacent premises, whether breakage or stoppage results from freezing or otherwise, to neither permit nor suffer said premises, or the walls or floors thereof, to be endangered by overloading, nor said premises to be used for any purpose which would render the insurance thereon void or the insurance risk more hazardous, nor make any alterations in or changes in, upon, or about said premises without first obtaining the written consent of the Lessor therefore, but to permit the Lessor to place “For Rent” card or sign upon the leased premises at any time after (60) days before the end of this lease.

7.	To allow the Lessor to enter upon the premises at any reasonable hour, with notice, unless emergency.

8.	To pay all charges for water and water rents, and for heating and lighting of the building in which said premises are located. The utilities will be transferred to tenant name and paid directly, propane tank rental to be reimbursed to landlord or transferred to Lessee. Propane to be ordered and paid for by Tenant.

IT IS EXPRESSLY UNDERSTOOD AND AGREED BETWEEN LESSOR AND LESSEE AS FOLLOWS:

9.	No assent, express or implied, to any breach of any one or more of the agreements hereof shall be deemed or taken to be a waiver of any succeeding or other breach. Any payment by Lessee, or acceptance by Lessor, or a lesser amount than due shall be treated only as a payment on account. Further, failure of the Lessor to timely bill for taxes, insurance or repairs, as required herein, shall not be deemed a waiver of the Lessee’s liability to pay same.

10.	If, after the expiration of this lease, the Lessee shall remain in possession of the premises and continue to pay rent without a written agreement as to such possession, then such tenancy shall be regarded as a month-to-month, tenancy, at a monthly rental, payable in advance, equivalent to the last month’s rent paid under this lease, and subject to all the terms and conditions of this lease.

11.	H. If the premises are left vacant and any part of the rent reserved hereunder is not paid, then the Lessor may, without being obligated to do so, and without terminating this lease, retake possession of the said premises and rent the same for such rent, and upon such conditions as the Lessor may think best, making such changes and repairs, and the Lessees shall be liable for the balance of the rent herein reserved until the expiration of the term of this lease.

Business Lease, Page 3

12.	The Lessor acknowledges receipt of a deposit in the amount of $2,500.00 to be held by the Lessor for the faithful performance of all of the terms, conditions and covenants of this lease. The Lessor may apply the deposit to cure any default under the terms of this lease and shall account to the Lessee for the balance. The Lessee may not apply the deposit hereunder to the payment of the rent reserved hereunder or the performance of other obligations.

13.	If any part of the rent provided to be paid herein is not paid when due, or if any default is made in any of the agreements by the Lessee contained herein, it shall be lawful for the Lessor to declare the term ended, and to enter into the premises, either with or without legal process, and to remove the Lessee or any other person occupying the premises, using such force as may be necessary, without being liable to prosecution, or in damages therefor, and to repossess the premises free and clear of any rights of the Lessee. If, at any time, this lease is terminated under this paragraph, the Lessee agrees to peacefully surrender the premises to the Lessor immediately upon termination, and if the Lessee remains in possession of the premises, the Lessee shall be deemed guilty of forcible entry and detainer of the premises, and, waiving notice, shall be subject to forcible eviction with or without process of law.

14.	In the event of any dispute arising under the terms of this lease, or in the event of nonpayment of any sums arising under this lease and in the event the matter is turned over to an attorney, the party prevailing in such dispute shall be entitled, in addition to other damages or costs, to receive reasonable attorney’s fees from the other party.

15.	In the event any payment required hereunder is not made within (5) days after the payment is due, a late charge in the amount of five percent (5%) of the payment will be paid by the Lessee.

16.	In the event of a condemnation or other taking by any governmental agency, all proceeds shall be paid to the Lessor hereunder, the Lessee waiving all right to any such payments.

17.	This lease is made with the express understanding and agreement that, in the event the Lessee becomes insolvent, or is declared bankrupt, then, in either event, the Lessor may declare this lease ended, and all rights of the Lessee hereunder shall terminate and cease.

THIS LEASE shall be binding on the parties, their personal representatives, successors and assigns.

ADDITIONAL PROVISIONS

120 days written and verbal notice to be given if lease is not to be renewed or extended when due. Property can be shown to prospective new tenants if necessary. Property can be shown to prospective buyers if applicable, with notice.

Tenant has the first option to buy if and when the property is put up for sale. Lease to go with property if sold.

Bill and Bonnie Holland	Grow generation Pueblo Corp
Lessor	Lessee

Signed:
Bonnie Holland, Bill Holland	/s/ Darren Lampert
Owners	CEO-Darren Lampert